Exhibit 16.1

KPMG LLP

Suite 3800

1300 South West Fifth Avenue

Portland, OR  97201

May 8, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Lattice Semiconductor Corporation (the Company) and, under the date of February 24, 2020, we reported on the consolidated financial statements of Lattice Semiconductor Corporation as of and for the years ended December 28, 2019 and December 29, 2018, and the effectiveness of internal control over financial reporting as of December 28, 2019. On May 5, 2020, we were dismissed. We have read Lattice Semiconductor Corporation’s statements included under Item 4.01(a) of its Form 8-K dated May 8, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that appear in Item  4.01 (a) regarding: 1) the Company’s process to determine its independent registered accounting firm for the fiscal year ending January 2, 2021, and 2)  that the change was approved by the audit committee of the board of directors, or with the Company’s statement that appears in Item  4.01 (b) that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,